[LOGO] SUN                                                         NEWS  RELEASE
       Bancorp, Inc.



Contact:
Dan A. Chila, EVP and Chief Financial Officer
(856) 691-7700

                   SUN BANCORP, INC - 2003 MOMENTUM CONTINUES

                 SUN BANCORP ANNOUNCES ACQUISITION OF 8 BRANCHES
                          FROM NEW YORK COMMUNITY BANK

        Acquisition will accelerate Sun's branch rationalization program; Net impact post-acquisition expected to result in fewer branches

VINELAND, N.J., September 3, 2003 - Sun Bancorp, Inc. (NASDAQ: SNBC) today announced that it has reached a definitive agreement to acquire from New York Community Bank (NYSE: NYB) the eight branches of its South Jersey bank division located in Atlantic, Camden and Gloucester Counties in New Jersey. The acquisition includes approximately $360 million in deposits and approximately $14 million in commercial and consumer loans.

     "In 2001 we embarked on a comprehensive plan to remake Sun National Bank into the premier community bank in every community we serve," said Thomas A. Bracken, president and chief executive officer of Sun Bancorp, Inc. and its wholly owned subsidiary, Sun National Bank. "Much has been accomplished over the past two years and our evolutionary branch rationalization efforts are a key component in creating a formidable banking force in our marketplace. These are challenging times in the banking industry and it is our belief that our position in central and southern New Jersey, as further expanded by this transaction, will help Sun National Bank to continue to capitalize on market opportunities and set us apart from our competition."

     "We are extremely pleased with this strategic acquisition. This transaction immediately elevates our franchise, strengthening our market position in three critical counties, boosting our market share in Atlantic County from fourth to third with approximately 14% market share, improving our position in Camden County from

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Sun Acquires 8 Branches                                              Page 2 of 3

thirteenth to seventh and giving us a second branch in Gloucester County. Importantly, this transaction also gives us flexibility in executing our ongoing branch rationalization program to consolidate offices and reconfigure our branch network around the best locations," said Bracken.

     "The New York Community branches have an average deposit size of $45 million per branch. Combined with our branch rationalization efforts, this transaction will accelerate our ongoing efforts to reshape and upgrade our delivery network, improve productivity, efficiency and earnings," said Bracken. "We expect to meet or beat the existing branch rationalization timeline and we anticipate that as the program unfolds over the next several quarters we will ultimately still achieve a net reduction from the present levels in the number of branches."

     Under the agreement, Sun is paying a premium equal to 11% of the deposits acquired. It is anticipated this transaction will close in the fourth quarter of 2003 following receipt of customary regulatory approvals. The transaction is expected to be accretive to Sun's earnings per share in 2004 and thereafter.

     "Although this transaction is not contingent on raising capital, we may consider capital raising alternatives if necessary to maintain our strong capital position and enable us to take advantage of any future opportunities that could present themselves in the marketplace," Bracken stated.

     Sandler O'Neill & Partners, L.P., New York, N.Y., served as financial advisor and Malizia Spidi & Fisch, PC, Washington, D.C., served as legal advisor to Sun Bancorp in this transaction.

     Sun Bancorp, Inc. is located in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 Community Banking Centers in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The deposits of the Bank are insured up

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Sun Acquires 8 Branches                                              Page 3 of 3

to the legal maximum by the Federal Deposit Insurance Corporation. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

     The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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